Certificate of Incorporation
BEVERAGE PACKAGING HOLDINGS V
6527552
NZBN: 9429046436894

This is to certify that BEVERAGE PACKAGING HOLDINGS V LIMITED was incorporated under the
Companies Act 1993 on the 31st day of October 2017
and changed its name to BEVERAGE PACKAGING HOLDINGS V on the 31st day of January 2020.